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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-32139
                                                                       ---------

                           FloridaFirst Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)


        205 East Orange Street, Lakeland, Florida 33801, (863) 688-6811
        ---------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, $0.10 par value
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            (Title of each class of securities covered by this Form)


                                 Not applicable
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    [X]            Rule 12h-3(b)(1)(i)       [ ]
      Rule 12g-4(a)(1)(ii)   [ ]            Rule 12h-3(b)(1)(ii)      [ ]
      Rule 12g-4(a)(2)(i)    [ ]            Rule 12h-3(b)(2)(i)       [ ]
      Rule 12g-4(a)(2)(ii)   [ ]            Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date: none (on May 14, 2004, FloridaFirst Bancorp, Inc. merged with and into SouthTrust of Alabama, Inc.)

Pursuant to the requirements of the Securities Exchange Act of 1934, SouthTrust of Alabama, Inc., the successor to FloridaFirst Bancorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        SOUTHTRUST OF ALABAMA, INC.



Date:  May 17, 2004                     By: /S/ ALTON E. YOTHER
                                            ----------------------------
                                        Alton E. Yother
                                        Its Treasurer and Assistant Secretary